Exhibit 5

May 27, 2003

Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, NJ 07033

Ladies and Gentlemen:

You have requested our opinion in connection with the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of 100,000 common shares, par value $0.50 per share (the “Common Shares”), of Schering-Plough Corporation (the “Company”) on a registration statement on Form S-8 (the “Registration Statement”). The Common Shares to which the Registration Statement relates are issuable as restricted shares pursuant to Section 3(c)(i) of an employment agreement, dated as of May 12, 2003, between the Company and Carrie S. Cox (the “Employment Agreement”).

We have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of all such corporate records of the Company, communications or certifications of public officials, written statements of officers, directors and representatives of the Company, contractual representations and such other documents as we have deemed relevant and necessary as the basis of the opinions expressed herein. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that the Common Shares offered by the Company as restricted shares pursuant to Section 3(c)(i) of the Employment Agreement, when issued pursuant to such Section 3(c)(i), will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto.

Very truly yours,

/s/ Lowenstein Sandler PC

LOWENSTEIN SANDLER PC